Exhibit 99.1

NEWS RELEASE

Contact:
Robert M. Thornton, Jr.	Thomas Michaud
SunLink Health Systems	Foundation Healthcare Affiliates
Chief Executive Officer	Chief Executive Officer
(770) 933-7004	(405) 608-1701

SUNLINK HEALTH SYSTEMS, INC. AND FOUNDATION HEALTHCARE

AFFILIATES, LLC ANNOUNCE PRELIMINARY AGREEMENT AND LETTER OF

INTENT FOR NON-CASH MERGER

ATLANTA, Georgia (April 8, 2011) – SunLink Health Systems, Inc. ((NYSE Amex Equities: SSY) today announced that it has reached a preliminary agreement and executed a letter of intent with Foundation HealthCare Affiliates, LLC (“Foundation”) and New Age Fuel, Inc. (“New Age”), and Foundation Investment Affiliates I, LLC (“FIA”) for the non-cash merger of certain Foundation and New Age, FIA, subsidiaries and affiliates with and into newly formed acquisition subsidiaries of SunLink. The contemplated transaction is subject to a number of conditions, including completion of due diligence by each of the parties, negotiation and execution of a definitive merger agreement and consent of lenders. The subsidiaries and affiliates of Foundation to be merged into the SunLink acquisition subsidiaries own minority equity interests in and manage 14 ambulatory surgery centers in seven states (Louisiana, Maryland, New Jersey, Ohio, Oklahoma, Pennsylvania and Texas), own a majority interest in and manage one general acute care hospital and manage a second acute care hospital, both of which are located in Texas. Three medical real properties, which are occupied by Foundation entities as well as other tenants in Oklahoma, are majority owned by New Age and FIA and are also to be merged into the SunLink acquisition subsidiaries.

The merger consideration to be issued by SunLink to the owners and affiliates of Foundation and New Age will consist of approximately 1,560,000 SunLink common shares, approximately 133,000 shares of SunLink’s non-voting cumulative 5% Series A Preferred Stock, liquidation value $100.00 per share; approximately 277,000 shares of SunLink’s non-voting non-cumulative 4% Series B Preferred Stock, liquidation value $100.00 per share; and 3,000,000 Series A Warrants each of which will entitle the holder for three years to buy one SunLink common share at an exercise price of $6.00. In connection with the mergers, it is contemplated that SunLink will declare a stock dividend, issuing to its existing holders of common shares (as of a record date to be established), approximately 133,600 shares of its Series A Preferred Stock, approximately 79,900 shares of its Series B Preferred Stock, and 3,000,000 Series B Warrants each of which will entitle the holder for three years to buy one SunLink common share at an exercise price of $6.50.

No approval by the shareholders of SunLink is required for the proposed mergers. However, the Series B Preferred Stock will be automatically converted into common shares of SunLink at a conversion price of $5.00 per share of liquidation value upon receipt of approval of the common shareholders of SunLink. Similarly, the Series A and Series B Warrants will not be exercisable unless and until the exercise of such warrants for SunLink common shares is approved by the common shareholders of SunLink. Promptly following closing of the mergers, SunLink intends to seek such approval by its common shareholders of conversion of the Series B Preferred Stock into SunLink common shares and of the right of the holders to the exercise of the Series A and Series B Warrants.

Upon completion of the mergers, the combined company expects to change its name to Foundation SunLink Healthcare Affiliates, Inc. In addition, it is anticipated that two persons designated by Foundation/New Age will join the board of directors of SunLink. Foundation SunLink is intended to be a premier, pure-play, physician-based healthcare facilities company positioned to respond to the changing marketplace developing under healthcare reform. Foundation SunLink’s mission will be to more closely align the interests of physicians, hospitals and related healthcare facilities to improve the quality of care and control healthcare costs in communities it serves. It is anticipated that Foundation SunLink will focus on growth through physician-centric hospitals, surgery centers and related ancillary service providers, including its existing hospitals and surgery centers, plus the aggressive acquisition and development of additional physician-centric hospitals, surgery centers and ancillary service providers nationwide.

Commenting jointly on the proposed merger, SunLink Chairman and CEO Robert M. Thornton, Jr. and Foundation Chairman and CEO Thomas Michaud said, “This unique transaction provides for the combination of two concerns long dedicated to providing superior health care facilities and services in their respective markets. The combined company will have a clear focus, greater resources and a much broader reach in the new healthcare marketplace, from both a geographic and scope of services perspective, and will be better poised to take advantage of the exciting opportunities presented by the alignment of high quality physicians and efficient, supportive operating facilities in today’s healthcare landscape.”

There can be no assurance that the proposed transactions contemplated will in fact be consummated or, if consummated, that the terms and conditions referenced herein will not be changed.

About SunLink Health Systems

SunLink Health Systems, Inc. currently operates six community hospitals and related nursing home and home care businesses in the Southeast and Midwest, and its specialty pharmacy business, SunLink Scripts Rx, in Louisiana and Georgia. Each SunLink hospital is the only hospital in its community. SunLink’s operating strategy is to align patients’ needs with dedicated physicians and health professionals to deliver quality, efficient medical care and healthcare products and services in each area it serves. For additional information on SunLink Health Systems, Inc., please visit the company’s website at www.sunlinkhealth.com.

About Foundation HealthCare Affiliates

Foundation HealthCare Affiliates is a physician-centric development and management company of outpatient surgical facilities and surgical hospitals. The company has two wholly-owned subsidiaries: 1) Foundation Hospital Affiliates, LLC, which focuses on the development and management of surgical hospitals and other ancillary services, and 2) Foundation Surgery Affiliates, LLC, which focuses on the development and management of ambulatory surgery centers. For additional information on Foundation, please visit Foundation Surgery Affiliates’ website at www.foundationsurgery.com and Foundation Surgical Hospital Affiliates’ website at www.foundationhospitals.com.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, without limitation, statements regarding the companies’ business strategy. These forward-looking statements are subject to certain risks, uncertainties and other factors, which could cause actual results, performance and achievements to differ materially from those anticipated. Certain of those risks, uncertainties and other factors are disclosed in more detail in SunLink’s Annual Report on Form 10-K for the year ended June 30, 2010, and its other filings with the Securities and Exchange Commission which can be located at www.sec.gov. Given the risks and uncertainties surrounding forward-looking statements, you should not place undue reliance on these statements. Many of these factors are beyond the company’s ability to control or predict. All forward-looking statements speak only as of the date hereof. Other than as required by law, the company undertake no obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.